EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors ACCO Brands Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-153157, 333-127626, 333-127750, 333-127631, 333-157726 and 333-136662) of ACCO Brands Corporation of our report dated February 24, 2011 with respect to the consolidated balance sheets of ACCO Brands Europe Holding LP as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, and partners’ equity (deficit) and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2010 which report is included in the December 31, 2010 annual report on Form 10-K of ACCO Brands Corporation.

/s/ KPMG LLP

Chicago, Illinois

February 24, 2011